EXHIBIT 21

SUBSIDIARIES OF STARCRAFT CORPORATION

(All directly owned, except where indicated):

1.	Wheel to Wheel, LLC (Indiana)

2.	Tecstar Partners, LLC (Indiana)

3.	Tecstar, L.P. (Indiana)

•	49% Starcraft Corporation

•	50% Wheel to Wheel, LLC

•	1% Tecstar Partners, LLC

4.	Starcraft Automotive Group, Inc. (Indiana)

5.	Imperial Automotive Group, Inc. (Indiana)

6.	Conversion Warranty, Inc. (Indiana)

•	100% Starcraft Automotive Group, Inc.

7.	National Mobility Corporation (Indiana)

8.	Starcraft Southwest, Inc. (Indiana)

9.	Starcraft FSC, Inc. (off-shore)

10.	Classic Design Concepts, LLC (Indiana)

•	100% Tecstar, L.P.

11.	Tecstar Manufacturing Canada Limited (Nova Scotia)

•	50% Starcraft Corporation

•	50% Wheel to Wheel, LLC

12.	Tarxien Automotive Products Limited (Nova Scotia)

•	50% Starcraft Corporation

•	50% Wheel to Wheel, LLC

13.	Starcraft de Mexico, S. de R.L. de C.V.

•	99.97% Starcraft Automotive Group, Inc.

•	0.03% Starcraft Corporation